Exhibit 4.8
HARMONIC INC.
AND
U.S. BANK NATIONAL ASSOCIATION
as Trustee
FIRST SUPPLEMENTAL INDENTURE
Supplemental Indenture (this “Supplemental Indenture”), dated as of November 15, 2021, among Harmonic Inc., a Delaware corporation (the “Issuer”), and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (as supplemented and in effect, the “Indenture”), dated as of June 2, 2020, providing for the issuance of 4.375% Convertible Senior Notes due 2022 (the “Notes”);
WHEREAS, pursuant to Section 10.01(h) of the Indenture, the Company and the Trustee may supplement the Indenture without the consent of any Holder of the Notes to irrevocably elect a Settlement Method and/or Specified Dollar Amount or eliminate the Company’s right to elect a Settlement Method;
WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture pursuant to its terms and the terms of the Indenture have been done.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
That in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Irrevocable Elections.
(a)    Irrevocable Election to Eliminate Physical Settlement. The Company hereby irrevocably eliminates the right of the Company to elect Physical Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of this Supplemental Indenture.
(b)    Irrevocable Election of Specified Dollar Amount. The Company hereby irrevocably elects that, with respect to any Combination Settlement for a conversion of Notes, the Specified Dollar Amount per $1,000 principal amount of the Notes shall in no event be less than $1,000.
3.    Relationship to Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
4.    Modification of the Indenture. Except as expressly modified by this Supplemental Indenture, the provisions of the Indenture shall continue to apply to the Notes.

5.    Governing Law. This Supplemental Indenture, and any claim, controversy or dispute arising under or related to this Supplemental Indenture, will be governed by, and construed in accordance with, the laws of the State of New York.
6.    Counterparts. This Indenture may be executed by electronic signature and in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English. Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
7.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    The Trustee. The recitals shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
9.    Notice to Holders. The Company hereby requests the Trustee provide the notice to Holders (by delivering the notice to DTC LENS) pursuant to Section 14.02(a) of the Indenture attached hereto as Exhibit A promptly following execution of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

HARMONIC INC.

By: /s/ Sanjay Kalra
Name: Sanjay Kalra Title: Chief Financial Officer

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By: /s/ David A, Jason
Name: David A, Jason Title: Authorized Signatory

[Signature Page to Supplemental Indenture]

NOTICE OF FIRST SUPPLEMENTAL INDENTURE
HARMONIC INC.
4.375% Convertible Senior Notes due 2022
Aggregate Principal Amount: $37,707,000
Maturity Date: December 1, 2022
CUSIP: 413160 AE21

NOTICE IS HEREBY GIVEN, pursuant to Section 14.02(a) of the Indenture (the “Indenture”), dated as of June 2, 2020, between Harmonic Inc., a Delaware corporation (the “Issuer”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), that on November 15, 2021, the Company and the Trustee entered into the First Supplemental Indenture (the “Supplemental Indenture”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Indenture.
Pursuant to the Supplemental Indenture, the Company irrevocably elected (i) to eliminate the Company’s right to elect Physical Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of the Supplemental Indenture and (ii) that, with respect to any Combination Settlement for a conversion of Notes, the Specified Dollar Amount per $1,000 principal amount of the Notes shall in no event be less than $1,000.

Date: November 15, 2021
1 The CUSIP number is included solely for the convenience of the holders of Notes. No representation is made as to the correctness or accuracy of the CUSIP number with respect to the Notes or as indicated in this notice.